Exhibit 99.1
NEWS

Park City Group Appoints Peter Brennan, Retail Industry Pioneer, to Board of Directors
Leading Authority on Creating Retail Value for Private Label Suppliers Fills Vacant Seat

PARK CITY, Utah – January 21, 2009 – Park City Group, Inc. (OTCBB: PCYG), a developer of patented retail supply chain solutions and services, today announced that Peter Brennan, one of the foremost retail industry authorities on creating value for private label suppliers, has been named to the Board of Directors.  Brennan is the former President (1994 – 2006) and Vice Chairman (2007 - 2008) of Daymon Worldwide, Inc., a global store events and private sales and marketing corporation.

“We are honored to have Peter join our Board and share his insight and deep retail experience as Park City Group continues to refine its strategy to deliver superior solutions and drive long-term shareholder value.    As a pioneer and 35-year veteran in the private label retail sector, Peter has the proven skills and track record of innovation and success,” said Randall K. Fields, CEO.  “Peter’s expertise in developing and implementing innovative private label strategies to grow retail sales, volume and profits fits like a hand in a glove with Park City Group’s unique solutions and services to help retailers and suppliers increase sales and reduce costs.  I believe that Peter’s intimate knowledge of and reputation in both the domestic and international retail arenas will enable him to provide insight and depth as Park City Group continues to expand its global footprint.”

Brennan commented, “An increasingly competitive environment demands that suppliers and retailers continuously strengthen supply chain systems and practices that deliver important improvements and a demonstrated return on investment. I believe that Park City Group has the vision, capabilities and leadership to grow the Company to the next level and achieve its goals. I look forward to working with Randy and the entire board of directors.” concluded Brennan.

Daymon Worldwide specializes in the sales and marketing of private label consumer products, working with some of the leading retail, wholesale and foodservice companies in the U.S. and in more than 20 other countries.   Brennan joined Daymon Associates in 1973 as a retail representative.  In 1982 he spearheaded the development and operation of a network of central resource capabilities to include package design, trading and category development.   All of these initiatives evolved and are presently utilized by customers and supplier partners as critical components of Daymon Worldwide service package and expertise.

Brennan earned a Bachelor of Arts degree from Michigan State University and also holds an Education Certificate.  He is active in a number of professional organizations including the Agribusiness program at Harvard Business School and a member of the Private and Public Scientific Academic and Consumer Food Policy Group (PAPSAC).

About Park City Group

Park City Group is a trusted business solutions and services provider that enable retailers and suppliers to work collaboratively as strategic partners to reduce out-of-stocks, shrink, inventory and labor while improving profits, efficiencies, and customer service. Our innovative solutions provide trading partners a common platform on which they can capture, manage, analyze and share critical data, bringing greater visibility throughout the supply chain, and giving them the power to make better and more informed decisions. To find out more about Park City Group, please visit www.parkcitygroup.com.

PR Contact:	IR Contact:
Courtney Behrens, Park City Group, Inc.	Terri MacInnis, Bibicoff & MacInnis, Inc.
610.719.1600 x332 cbehrens@prescient.com	818.379.8500 terri@bibimac.com